                                    Donnelly Electronics, Inc.

                                            Financial Statement
                                            Year Ended December 31, 2000
                                            Six Months Ended December 31, 1999
                                            Year Ended June 26, 1999
                                            Year Ended June 27, 1998 (unaudited)

                                                Donnelly Electronics, Inc.


                                                                 Contents

        Independent Auditors' Report                                     3



        Financial Statements
          Balance Sheets                                                 4
          Statements of Operations                                       5
          Statements of Equity (Deficit)                                 6
          Statements of Cash Flows                                     7-8
          Notes to Financial Statement                                9-16

Independent Auditors' Report

Donnelly Electronics, Inc.
Holly, Michigan

We have audited the accompanying balance sheets of Donnelly Electronics, Inc. as of December 31, 2000, December 31, 1999 and June 26, 1999, and the related statements of operations, equity (deficit) and cash flows for the year ended December 31, 2000, the six months ended December 31, 1999 and the year ended June 26, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Donnelly Electronics, Inc. as of December 31, 2000, December 31, 1999 and June 26, 1999, and the results of its operations and cash flows for the year ended December 31, 2000, the six months ended December 31, 1999 and the year ended June 26, 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman LLP

Grand Rapids, Michigan
August 15, 2001




                                                                                                            June 27,
                                                   December 31,      December 31,           June 26,            1998
                                                          2000              1999                1999      (unaudited)
----------------------------------------------------------------------------------------------------------------------

Assets (Notes 6 and 9)

Current Assets

     Cash and cash equivalents                   $       -          $     382,226      $      28,200   $    207,010
     Accounts receivable - trade                       945,667            385,429            377,013         30,071
     Accounts receivable - affiliate
         (Note 9)                                    3,563,062          1,732,370            795,823        226,057
     Inventories (Note 3)                            2,315,161          1,154,510            831,616        385,052
     Recoverable customer tooling                      775,212            157,863             72,292          1,916
     Prepaid expenses and other                          3,925             38,614             13,214         11,061
----------------------------------------------------------------------------------------------------------------------

Total Current Assets                                 7,603,027          3,851,012          2,118,158        861,167
----------------------------------------------------------------------------------------------------------------------

Property, Plant and Equipment

     Machinery and equipment                         7,033,586          5,663,919          2,882,918      2,055,000
     Tooling                                           128,137            361,953             64,853          2,134
     Leasehold improvements                            227,975            149,767             32,053         12,181
     Furniture and fixtures                             55,038             50,421             47,178         44,604
----------------------------------------------------------------------------------------------------------------------

                                                     7,444,736          6,226,060          3,027,002      2,113,919
     Less accumulated depreciation and
         amortization                                1,420,978            855,628            607,654        355,507
----------------------------------------------------------------------------------------------------------------------

Net Property, Plant and Equipment                    6,023,758          5,370,432          2,419,348      1,758,412
----------------------------------------------------------------------------------------------------------------------

Other Assets (Note 4)
     Recoverable customer tooling                      775,213            157,864             72,292          1,916
     Notes receivable - shareholders                    70,385             24,000             24,000         -
     Deposits                                          491,810            260,236            335,439         55,000
----------------------------------------------------------------------------------------------------------------------

Total Other Assets                                   1,337,408            442,100            431,731         56,916
----------------------------------------------------------------------------------------------------------------------

Total Assets                                     $  14,964,193      $   9,663,544      $   4,969,237   $  2,676,495
----------------------------------------------------------------------------------------------------------------------

                                                      Donnelly Electronics, Inc.


                                                                  Balance Sheets



                                                                                                          June 27,
                                                December 31,      December 31,           June 26,             1998
                                                        2000              1999               1999      (unaudited)
--------------------------------------------------------------------------------------------------------------------

Liabilities and Equity (Deficit)

Current Liabilities

     Checks issued in advance of deposits       $    269,425     $     -            $     -         $     -
     Outstanding borrowings on line
        of credit (Note 6)                           650,000           -                  -               671,000
     Accounts payable - trade                      4,048,147         1,863,909          1,269,926         932,359
     Accrued expenses                                663,738           388,476             82,567          20,080
     Deferred revenues                                78,828            28,666             28,666         -
     Current maturities of advances from
        affiliate (Note 9)                        15,540,572           -                  -               -
     Current maturities of long-term
        debt (Note 6)                                218,725           201,900            201,900          96,000
--------------------------------------------------------------------------------------------------------------------

Total Current Liabilities                         21,469,435         2,482,951          1,583,059       1,719,439

Advances from Affiliate (Note 9)                      -             14,483,553          7,606,305       1,219,574
Long-Term Debt, less current
        maturities (Note 6)                          253,726           458,427            559,378         293,971
--------------------------------------------------------------------------------------------------------------------

Total Liabilities                                 21,723,161        17,424,931          9,748,742       3,232,984
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

Equity (Deficit)
     Preferred stock, non-redeemable
        non-voting, 7% cumulative,
        $1,000 par; shares authorized
        15,000, shares issued and
        outstanding 9,000 (Note 9)                 9,000,000           -                  -               -
     Common stock, no par; shares
        authorized 150,000, shares issued
        and outstanding 100,000                       -                -                  -               -
     Losses in excess of capital                  (8,924,642)
     Accumulated deficit                          (6,834,326)          -                  -               -
     Member's deficit                                 -             (7,761,387)        (4,779,505)       (556,489)
--------------------------------------------------------------------------------------------------------------------

Total Deficit                                     (6,758,968)       (7,761,387)        (4,779,505)       (556,489)
--------------------------------------------------------------------------------------------------------------------

Total Liabilities and Deficit                   $ 14,964,193     $   9,663,544      $   4,969,237   $   2,676,495
--------------------------------------------------------------------------------------------------------------------




See accompanying independent auditors' report and notes to financial statements.

                                                      Donnelly Electronics, Inc.


                                                        Statements of Operations

                                                        Year        Six Months              Year       Year Ended
                                                       Ended             Ended             Ended         June 27,
                                                 December 31,     December 31,          June 26,             1998
                                                         2000             1999              1999      (unaudited)
--------------------------------------------------------------------------------------------------------------------

Net Sales (Note 9)                              $ 19,427,002      $  6,848,587      $  7,571,920     $  7,072,763

Cost of Sales (Note 9)                            15,886,035         5,949,085         6,914,859        5,614,506
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

Gross profit                                       3,540,967           899,502           657,061        1,458,257

Selling, General and Administrative

Expenses (Note 9)                                  9,956,232         3,424,907         4,571,072        2,576,208
--------------------------------------------------------------------------------------------------------------------

Operating Loss                                    (6,415,265)       (2,525,405)       (3,914,011)      (1,117,951)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

Non-Operating Income (Expenses)

     Interest expense                             (1,408,170)         (425,451)         (378,774)         (52,040)
     Interest income                                   8,614            12,603             9,238           12,772
     Other, net                                     (236,145)          (44,629)              531             (759)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

Non-Operating Expenses, net                       (1,635,701)         (457,477)         (369,005)         (40,027)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

Net Loss                                        $ (8,050,966)     $ (2,982,882)     $ (4,283,016)    $ (1,157,978)
--------------------------------------------------------------------------------------------------------------------


See accompanying independent auditors' report and notes to financial statements.


                                                                                       Donnelly Electronics, Inc.


                                                                                   Statements of Equity (Deficit)

                                Preferred        Common     Losses in                     Member's       Total
                                                            Excess of   Accumulated       Equity         Equity
                                    Stock         Stock       Capital        Deficit     (Deficit)      (Deficit)
--------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Balance, June 29, 1997
(unaudited)                   $    -       $     -      $     -        $     -        $    601,489  $     601,489

Net loss for the year
(unaudited)                        -             -            -              -          (1,157,978)    (1,157,978)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

Balance, June 27, 1998
(unaudited)                        -             -            -              -            (556,489)      (556,489)

Member contributions               -             -            -              -              60,000         60,000
Net loss for the year              -             -            -              -          (4,283,016)    (4,283,016)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

Balance, June 26, 1999             -             -            -              -          (4,779,505)    (4,779,505)

Member contributions               -             -            -              -               1,000          1,000
Net loss for the six month
period                             -             -            -              -          (2,982,882)    (2,982,882)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1999         -             -            -              -          (7,761,387)    (7,761,387)

Member contributions               -             -            -              -              53,385         53,385
Net loss for the year                                                     (6,834,326)   (1,216,640)    (8,050,966)
"C" Corporation conversion         -             -         (8,924,642)       -           8,924,642        -
Preferred stock issued
     (Note 9)                   9,000,000        -            -              -              -           9,000,000
-------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2000    $ 9,000,000  $     -      $  (8,924,642) $  (6,834,326) $     -       $  (6,758,968)
-------------------------------------------------------------------------------------------------------------------

                        See accompanying independent auditors' report and notes to financial statements.




Donnelly Electronics, Inc.


Statements of Cash Flows




                                                                Year      Six Months          Year      Year Ended
                                                                              Ended          Ended        June 27,
                                                               Ended    December 31,       June 26,           1998
                                                   December 31, 2000           1999           1999     (unaudited)
----------------------------------------------------------------------------------------------------------------------

Operating Activities

                                                         $(8,050,966)    $(2,982,882)   $(1,157,978)    $ 4,283,016)
     Net loss
         Depreciation and amortization                       710,422         247,975        252,625         257,107
         Loss (gain) on disposal of property and
           equipment                                           198,295         -                 (477)          1,301
         Changes in operating assets and
         liabilities:
              Accounts receivable - trade                   (560,238)         (8,416)      (346,942)         (8,825)
              Accounts receivable - affiliate             (1,830,692)       (936,547)      (569,766)        (70,252)
              Inventories                                 (1,160,651)       (322,894)      (446,564)           (777)
              Recoverable customer tooling                (1,234,698)       (171,143)      (140,752)         31,977
              Prepaid expenses and other                      34,689         (25,400)        (2,153)        (11,061)
              Accounts payable - trade                     2,184,238         593,983        335,567         504,164
              Accrued expenses                               275,262         305,909         62,487           6,670
              Deferred revenues                               50,162         -               28,666         -
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

Net cash used for operating activities                    (9,384,177)     (3,299,415)    (5,108,325)       (447,674)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

Investing Activities

     Issuance of notes receivable                            (53,385)        -              (24,000)        -
     Payment received on notes receivable                      7,000         -              -               -
     Capital expenditures                                 (1,562,043)     (3,199,059)      (913,084)     (1,460,350)
     Net change in deposits                                 (231,574)         75,203       (280,439)         (5,000)
----------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                    (1,840,002)     (3,123,856)    (1,217,523)     (1,465,350)
----------------------------------------------------------------------------------------------------------------------


Donnelly Electronics, Inc.


Statements of Cash Flows

                                                                Year    Six Months         Year         Year Ended
                                                                             Ended        Ended           June 27,
                                                               Ended  December 31,      June 26,             1998
                                                   December 31, 2000          1999         1999        (unaudited)
--------------------------------------------------------------------------------------------------------------------

Financing Activities

     Net change in checks issued in advance of
         deposits                                            269,425        -             -                -
     Net change in outstanding borrowings on
         line of credit                                      650,000        -            (671,000)         201,000
     Proceeds from long-term debt                            -              -             529,516          473,078
     Repayments of long-term debt                           (187,876)     (100,951)      (158,209)         (83,107)
     Advances from affiliates (Note 9)                    10,057,019     6,877,248      6,386,731        1,068,074
     Member contributions                                     53,385         1,000         60,000          -
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

Net cash from financing activities                        10,841,953     6,777,297      6,147,038        1,659,045
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

Increase (Decrease) in Cash and Cash
  Equivalents                                                 (382,226)      354,026       (178,810)        (253,979)

Cash and Cash Equivalents,

     beginning of period                                     382,226        28,200        207,010          460,989
--------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents,                             $     -         $   382,226  $      28,200   $      207,010
     end of period
--------------------------------------------------------------------------------------------------------------------

See accompanying independent auditors' report and notes to financial statements.

1.       Summary of                Nature of Business
         Significant
         Accounting                Donnelly Electronics, Inc. (Company) designs
         Policies                  and manufactures advanced electronic circuit
                                   boards and related products which are sold to automotive suppliers as well as non-automotive customers primarily in Michigan.

                                   The Company was initially formed in 1996 as a Michigan Limited Liability Company and was subsequently converted into a "C" Corporation effective March 1, 2000.

                                   The Company was an 18% owned affiliate of Donnelly Corporation (Donnelly) as of December 31, 1999, June 26, 1999, and June 27, 1998. As of December 31, 2000, Donnelly owned 18% of the Company's common stock and held $9 million of 7% non-voting preferred stock.

                                   On December 29, 2000, Donnelly gave notice of its intent to acquire all of the outstanding stock of the Company which it did not currently own pursuant to an option agreement dated January 1, 1998. This transaction was finalized in February 2001, with Donnelly acquiring all of the outstanding equity of the Company not then owned by Donnelly for $4.5 million, paid equally in cash and through the issuance of Donnelly's Class A Common Stock.

                                   Unaudited Financial Information

                                   Unaudited financial information for the year ended June 27, 1998, as presented in the financial statements and the accompanying notes to the financial statements, is provided for comparison purposes and includes any normal, recurring adjustments, which are, in the opinion of management, necessary for a fair presentation.

Donnelly Electronics, Inc.


Notes to Financial Statements
(Information as of and for the year ended June 27, 1998 is unaudited)

                                   Use of Estimates

                                   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Although management's estimates are not currently expected to change materially in the foreseeable future, the results the Company will ultimately experience could differ from the amounts assumed.

                                   Revenue Recognition

                                   The Company's source of revenue is generated from the sale of its products. Revenue is recognized when products are shipped. Amounts billed to customers for shipping and handling are included in net sales while shipping and handling costs incurred by the Company are included in cost of sales.

                                   Cash Equivalents

                                   Cash equivalents include all highly liquid investments with a maturity of three months or less when purchased.

                                   Inventories

                                   Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Donnelly Electronics, Inc.


Notes to Financial Statements
(Information as of and for the year ended June 27, 1998 is unaudited)

                                   Pre-Production Costs

                                   Pre-production costs incurred for tools that the Company will not own are capitalized as incurred up to the contractually guaranteed reimbursement amount and classified as recoverable customer tooling. These costs are recoverable from the customer under guaranteed contractual agreements at the time of tool completion, approval and billing or over the contractual period, which is generally three years, through piece rate charges at the time each part is shipped. Pre-production costs incurred for tools that the Company will own for use in producing products under contractual arrangements are capitalized as incurred and classified as property, plant and equipment.

                                   Property, Plant and Equipment

                                   Property, plant and equipment are stated at cost. Depreciation and amortization are computed over the estimated useful lives of the assets, generally three to ten years, primarily by the straight-line method.

                                   Long-Lived Assets

                                   The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If it is determined that an impairment loss has occurred based on expected future operating undiscounted cash flows, the asset is written down to its estimated net realizable value.

                                   Warranty Reserves

                                   The Company accrues for warranty claims when events exist that make the loss probable and the loss can be reasonably estimated. Adjustments are made to established reserves when changes in management estimates and industry conditions occur.

Donnelly Electronics, Inc.


Notes to Financial Statements
(Information as of and for the year ended June 27, 1998 is unaudited)


                                   Income Taxes

                                   Prior to its conversion to a "C" Corporation effective March 1, 2000, the Company was a pass through entity for tax purposes. Effective March 1, 2000, deferred income taxes reflect the tax effects of temporary differences between the financial statement and tax base of assets and liabilities and operating loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                                   Research and Development Costs

                                   Research, development and product improvement costs are charged to expense as they are incurred. Research, development and product improvement costs included in selling, general and administrative expenses approximated $4.7 million, $1.9 million, and $1.6 million for the years ended December 31, 2000, June 26, 1999, and June 27, 1998, and
                                   $1.4 million for the six months ended
                                   December 31, 1999.

2.      Fiscal Year End Change     Effective July 4,1999, the Company changed
                                   the date of its fiscal year end from the last
                                   Saturday in June to December 31. The years ended December 31, 2000, June 26, 1999, and
                                   June 27, 1998, all consisted of 52 weeks. The six-month period ended December 31, 1999, consisted of 27 weeks. All year references relate to the Company's fiscal years, unless otherwise stated.

3.      Inventories                Inventories consist of:

                                                                                                       June 27,
                                                         December 31,    December 31,      June 26,        1998
                                                                 2000            1999         1999  (unaudited)
                                  --------------------------------------------------------------------------------
                                  Finished goods and
                                    work in process      $    234,317    $    160,557  $    116,979 $    98,776
                                  Raw materials             2,080,844         993,953       714,637     286,276
                                  --------------------------------------------------------------------------------
                                                         $  2,315,161    $  1,154,510  $    831,616 $   385,052
                                  --------------------------------------------------------------------------------


Donnelly Electronics, Inc.


Notes to Financial Statements

(Information as of and for the year ended June 27, 1998 is unaudited)






4.      Other Assets               Notes Receivable - shareholders

                                   The Company has notes receivable from
                                   shareholders. These notes require no monthly payments and bear interest at 7% with no specified maturity date.

                                   Deposits

                                   The Company makes deposits on certain
                                   equipment while in production by vendors. The deposit amounts will be used to decrease the amount due for the equipment upon its completion.

5.      Employee Benefit Plans     The Company has a defined contribution
                                   401(k) plan covering substantially all
                                   employees with six months of service.
                                   Employees may contribute to the plan an
                                   amount not to exceed 15% of eligible
                                   compensation. The Company may make
                                   discretionary matching contributions to the plan, which approximated $36,000, $37,000, and $38,000 for the years ended December 31, 2000, June 26, 1999, and June 27, 1998, and
                                   $21,000 for the six months ended December
                                   31, 1999.

6.      Debt and Other             The Company has a line of credit with a bank
        Financing                  in the amount of $1,000,000  that bears
        Arrangements               interest at 0.5% below the prime rate
                                   (effectively 9.0% at December 31, 2000) and matures on April 1, 2001. The line of credit is secured by all tangible and intangible assets of the Company.

                                   Long-term debt consists of the following:

                                                                                                       June 27,
                                                        December 31,  December 31,       June 26,          1998
                                                                2000          1999           1999   (unaudited)
                                  --------------------------------------------------------------------------------

                                  Secured term loan
                                     payable to bank   $     154,762  $    242,762  $     290,762  $    386,892
                                  Secured term loan
                                     payable to bank         217,689       414,764        467,715        -
                                  Other                      -               2,801          2,801         3,079
                                  --------------------------------------------------------------------------------
                                                             472,451       660,327        761,278       389,971
                                  Less current
                                     maturities              218,725       201,900        201,900        96,000
                                  --------------------------------------------------------------------------------
                                                       $     253,726  $    458,427  $     559,378  $    293,971
                                  --------------------------------------------------------------------------------


Donnelly Electronics, Inc.


Notes to Financial Statements
(Information as of and for the year ended June 27, 1998 is unaudited)


                                   The Company has two secured term loan
                                   agreements with a bank which mature on August 1, 2002 and December 1, 2003, respectively. The agreements provide for monthly principal payments of $8,000 and $8,825, respectively, plus interest at the prime rate (effectively 9.5% at December 31, 2000).

                                   Maturities of long-term debt are as follows:

                                  Year ending

                                  --------------------------------------------------------------------------------
                                  2001                                                           $      218,725
                                  2002                                                                  156,662
                                  2003                                                                   97,064
                                  --------------------------------------------------------------------------------
                                                                                                 $      472,451
                                  --------------------------------------------------------------------------------

7.      Taxes on Income           The tax effect of temporary  differences
                                  which give rise to deferred tax assets
                                  (liabilities) are as follows:

                                  December 31,                                                             2000
                                  --------------------------------------------------------------------------------

                                  Net operating loss carryforwards                               $    2,392,000
                                  Accumulated depreciation                                             (426,000)
                                  --------------------------------------------------------------------------------
                                                                                                      1,966,000
                                  Valuation allowance                                                (1,966,000)
                                  --------------------------------------------------------------------------------
                                  Net deferred tax asset                                         $      -
                                  --------------------------------------------------------------------------------

                                   Net operating loss carryforwards of $6.8 million are available to offset federal taxable income in future years, expiring in 2020. At December 31, 2000, the Company's net deferred tax assets are fully offset by a valuation allowance. Prior to March 1, 2000, the Company was a pass through entity for tax purposes and no deferred tax assets or liabilities were recorded.

Donnelly Electronics, Inc.


Notes to Financial Statements
(Information as of and for the year ended June 27, 1998 is unaudited)



8.      Operating Lease            The  Company  is  obligated  under  a  five-
                                   year  operating  lease  arrangement,
                                   covering its entire  manufacturing  facility,
                                   which expires in September  2001.
                                   Future minimum lease payments under the
                                   lease,  excluding  renewals and purchase
                                   options,  are $103,500 for 2001. Under the
                                   lease agreement,  the Company has the
                                   option to renew the lease for another  five
                                   years  under the same terms,  except
                                   the monthly  rental charge may be adjusted to
                                   reflect  changes in the landlord's cost of
                                   financing  upon  commencement  of the renewal
                                   term. The Company also has the option to
                                   purchase the property  prior to 180 days
                                   before the  expiration of the lease,
                                   including the five-year extension period,
                                   under the terms specified in  the  lease
                                   agreement.   Rent  expense  under  all
                                   operating   leases  was approximately
                                   $281,000,  $247,000, and $223,000 for the
                                   years ended December 31, 2000,  June 26,
                                   1999,  and June 27, 1998,  and $123,000 for
                                   the six months ended December 31, 1999.


9.      Transactions With          Current affiliate  receivable  amounts
        Affiliates                 represent trade accounts  receivable from
                                   Donnelly.  Accounts  receivable  with
                                   affiliated  companies  accounted for 79%,
                                   82%, 68%, and 88% of the outstanding accounts receivable at December 31, 2000, December 31,
                                   1999, June 26, 1999, and June 27, 1998.

                                   Advances from affiliate consists of funds advanced to the Company from Donnelly primarily for the purpose of funding negative results of operations and expenditures for ongoing capital projects. Advances from affiliate are due in full on the later of June 30, 2001 or the closing under "put" or "call" options. The current agreement provides for quarterly payments of interest only at a rate of 7.0%, with the entire unpaid balance due at maturity, and is secured by all of the assets of the Company. This interest is subordinate to any security interest of the Company's principal commercial bank in the Company's assets. In conjunction with the "C" Corporation conversion effective March 1, 2000, $9 million of funds previously advanced to the Company from Donnelly were converted to 9,000 preferred shares of the Company with par value of $1,000 per share.


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
Donnelly Electronics, Inc.


Notes to Financial Statements
(Information as of and for the year ended June 27, 1998 is unaudited)




                                   Net sales include sales to Donnelly of
                                   approximately $12.6 million, $5.2 million, and $7.0 million for the years ended December 31, 2000, June 26, 1999, and June 27, 1998, and $5.1 million for the six months ended
                                   December 31, 1999.

                                   The Company is assessed charges by Donnelly included in cost of sales which approximated $.6 million, $1.4 million, and $0 for the years ended December 31, 2000, June 26, 1999, and June 27, 1998, and $.3 million for the six months ended December 31, 1999. The Company is also assessed charges by Donnelly related to the use of personnel, facilities and equipment reflected in selling, general and administrative expenses which approximated $5.6 million, $1.7 million and $1.1 for the fiscal years ended December 31, 2000, June 26, 1999, and June 27, 1998, and
                                   $2.3 million for the six months ended
                                   December 31, 1999.


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